UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 28, 2013

Date of Report (Date of earliest event reported)

ELECTRONIC CONTROL SECURITY INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-30810	22-2138196
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

790 Bloomfield Avenue, Building C, Suite 1

Clifton, New Jersey 07012

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (973) 574-8555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2013, ECSI International Inc. (“the “Subsidiary”), one of the wholly owned subsidiaries of Electronic Control Security Inc. (the “Company”), and Atlantic Stewardship Bank (the “Bank”) amended the terms of the credit line established in March 2011 (the “Amendment”). Under the terms of the Amendment, the principal amount outstanding of $472,975 under the credit line will be paid in monthly installments of $5,000, beginning July 15, 2013 and continuing through May 15, 2015, including interest. The balance of the loan will be due on June 15, 2015. The variable interest rate has been increased to the prime rate plus 1%, with a minimum interest rate of 5.875%. The previously included Minimum Debt Service covenant has been eliminated.

Additionally, under the Amendment, the collateral securing the repayment of the amount outstanding will also include the Subsidiary’s equipment. As part of the agreements with the Bank, the Company’s President and Chief Executive Officer provided a personal guaranty of the amounts due to the Bank, up to a maximum of $250,000. Three of the Company’s officers executed subordination agreements which subordinated a combined total of $848,040 of amounts due to those officers to amounts due by the Subsidiary to the Bank.

The foregoing is a summary of certain material provisions of the Amendment and is qualified in its entirety by reference to the full text of the Amendment documents, attached hereto as exhibits 10.1 and 10.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Change in Terms Agreement executed on June 28, 2013 and dated as of May 15, 2013 between ECSI International, Inc. and Atlantic Stewardship Bank
10.2	Commercial Security Agreement executed on June 28, 2013 and dated as of May 15, 2013 between ECSI International, Inc. and Atlantic Stewardship Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ELECTRONIC CONTROL SECURITY INC.

Date: July 8, 2013	By:	/s/ Daryl Holcomb
Daryl Holcomb, Chief Financial Officer